EXHIBIT 4.2


                        ROGER A. KIMMEL, JR. & ASSOCIATES
                               COUNSELLORS AT LAW
                           114 BARRINGTON TOWN SQUARE
                                    SUITE 159
                               AURORA, OHIO 44202
FAX: (330) 562-1669      TELEPHONE: (330) 995-0051    E-Mail:  KimmelLaw@aol.com

           Practice Limited to Matters Involving Corporate Securities


January 17, 2003

Gregory A. Pitner, President
Terra Block International, Inc.
2637 Erie Avenue, Suite 207
Cincinnati, Ohio 45208

     Re:  Letter of Engagement

Dear Mr. Pitner:

     This letter will confirm our engagement to provide legal services to Terra Block International, Inc. commencing this day.

     We have agreed to act as special corporate and securities counsel to prepare all corporate and securities documents, to-wit: review of filings to the Securities & Exchange Commission ("SEC") and comment letters, if any; prepare and prosecute the filing of an S-8 and other SEC filing forms such as 10 Q's and 10-KSB's; and provide all legal services with respect to your general corporate matters.

     Our fees will be based primarily on the time spent by each professional, although other factors may be taken into consideration, e.g. rendering of legal opinions. The billing rates charged by each professional are subject to adjustment from time to time. The current billing rate of professionals who may work on your matters is $250 per hour.

     We will bill you on a regular basis - normally, each month - for services rendered, and out-of-pocket expenses incurred. Our statements are payable upon receipt, but in no event later than 30 days thereafter.

     We will require a retainer in the amount of $7,500 payable against services to be rendered with respect to this matter. In the event that you prefer, we would consider payment in the Company's common stock registered under S-8 at a mutually agreeable price per share.


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     Thank you for retaining this firm.


                                         Sincerely,


                                         /s/ Roger A. Kimmel, Jr.
                                         ----------------------------
                                         Roger A. Kimmel, Jr.
                                         For the Firm


Agreed To And Accepted:

TERRA BLOCK CONSOLIDATED, INC.



By:  /s/ Gregory A. Pitner
     -----------------------------
     Gregory A. Pitner, President


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